Exhibit 99.1
Town Sports International Holdings, Inc. Announces New $260 Million Senior Secured Credit Facility
Tuesday February 27, 5:28 pm ET
NEW YORK—(BUSINESS WIRE)—Town Sports International Holdings, Inc. (NASDAQ: CLUB — News; the “Company”) today announced that it has entered into a $260 million senior secured credit facility with various lenders and Deutsche Bank Trust Company Americas, as Administrative Agent. The new senior credit facility consists of a Libor + 1.75% $185 million term loan facility and a $75 million revolving credit facility initially set at Libor + 2.25%. This new credit facility replaces the Company’s existing $75 million senior secured credit facility, which had an initial term through April 15, 2008.
Commenting on the announcement, Robert Giardina, Chief Executive Officer, stated, “We are very pleased with the terms of our new facility. It is less costly than the previous credit facility and includes more favorable terms, which capitalizes on the Company’s strong financial performance. This facility, along with the Company’s operating cash flows and cash position are expected to provide ample liquidity and financial flexibility to meet the Company’s planned operating and strategic needs.”
All of the proceeds of the new term loan facility will be used to purchase or redeem all of the outstanding 9 5/8% Senior Notes due 2011 of the Company’s wholly owned subsidiary Town Sports International, LLC (“TSI LLC”) pursuant to TSI LLC’s previously announced tender offer and notice of redemption.
Deutsche Bank Securities Inc. acted as sole lead arranger and book manager in connection with the new senior secured credit facility.
Proskauer Rose LLP represented the Company and White & Case LLP represented Deutsche Bank Trust Company Americas in connection with the new senior secured credit facility.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 146 clubs and approximately 447,000 members in the U.S. as of December 31, 2006. In addition, TSI operates three clubs in Switzerland with approximately 6,000 members. For more information on TSI visit http://www.mysportsclubs.com.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.
Contact:
Investors:
212-246-6700 ext 710
Investor.relations@town-sports.com
or
Integrated Corporate Relations
Joseph Teklits, 203-682-8200
joseph.teklits@icrinc.com
Or
Media:
Integrated Corporate Relations
Alecia Pulman, 203-682-8200
alecia.pulman@icrinc.com
Source: Town Sports International Holdings, Inc.